                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-81664 and 333-66050 and Form S-4 No. 333-30545)
and related Prospectuses and Registration Statements (Form S-8 Nos. 333-84638, 333-74500, 333-93115, 333-72751, 333-66833, 333-01011 and 333-32981) pertaining to the amended and restated 1996 Performance-Based Restricted Stock Plan, 1997 Incentive Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Option Plan and the Savings Plus Plan, 401(k) of Lam Research Corporation of our report dated July 18, 2003, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in the Annual Report (Form 10-K) for the year ended June 29, 2003.

            /s/ ERNST & YOUNG LLP



San Jose, California
September 22, 2003